UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 7, 2011
(Date of earliest event reported)

MICROS SYSTEMS, INC

(Exact name of Registrant as specified in its charter)

MARYLAND	000-09993	52-1101488
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7031 Columbia Gateway Drive, Columbia, Maryland 21046-2289

(Address of principal executive offices)           (Zip code)

Registrant’s telephone number, including area code: 443-285-6000

Section 8 - Other Events

Item 8.01 Other Events.

On November 7, 2011, MICROS Systems, Inc. (“MICROS”) and Jennifer M. Kurdle, MICROS’ Executive Vice President and Chief Administrative Officer, entered into a Second Amendment to the Employment Agreement (the “Amendment”), which amended Ms. Kurdle’s employment agreement with MICROS, as previously amended (the “Employment Agreement”).  The Amendment provides that if Ms. Kurdle terminates her employment for “Good Reason” (as defined in the Employment Agreement) within two years following a “Change in Control” (as defined in the Employment Agreement), Ms. Kurdle will be entitled to receive an amount equal to 2.99 times the sum of (i) her highest annual base salary prior to termination and (ii) her eligible target bonus for the fiscal year of her termination.  Previously, the agreement provided for such payment if Ms. Kurdle terminated her employment, with or without Good Reason, within 30 days following a Change in Control.  Ms. Kurdle will no longer be eligible for such payment if she terminates her employment without Good Reason.

A copy of the Amendment is attached to this report as an Exhibit and incorporated herein by reference.

In addition, on November 7, 2011, the Compensation and Nominating Committee of MICROS’ Board of Directors formally adopted the following compensation policies:

1.	Limit on Change in Control Payment

In the event of a change in control, no executive officer will receive a change in control payment following termination of such officer’s employment that exceeds 2.99 times the sum of his or her (i) highest annual base salary prior to the date of termination; and (ii) eligible target bonus for the fiscal year in which the termination occurs.

2.	Limit on Annual Bonus

No executive will receive bonuses in any fiscal year that, in the aggregate, exceed 250% of his or her base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2011

MICROS Systems, Inc.
(Registrant)

By:	/s/ Cynthia A. Russo
Cynthia A. Russo
Executive Vice-President, Chief Financial Officer

Exhibit 10 – Second Amendment to Kurdle Employment Agreement